Exhibit 99.1

OTC Markets Group Welcomes BlueOne Card, Inc. to OTCQX

NEW YORK, Oct. 24, 2023 (GLOBE NEWSWIRE) — OTC Markets Group Inc. (OTCQX: OTCM), operator of regulated markets for 12,000 U.S. and international securities, today announced BlueOne Card, Inc. (OTCQX: BCRD), a Financial Technology company, has qualified to trade on the OTCQX® Best Market. BlueOne Card, Inc. upgraded to OTCQX from the OTCQB® Venture Market.

BlueOne Card, Inc. begins trading today on OTCQX under the symbol “BCRD.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

The OTCQX Market provides investors with a premium U.S. public market to research and trade the shares of investor-focused companies. Graduating to the OTCQX Market marks an important milestone for companies, enabling them to demonstrate their qualifications and build visibility among U.S. investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

James Koh, BlueOne Card’s Chairman and CEO, commented, “Moving on to the OTCQX Best Market represents a milestone achievement in our evolution as an emerging fintech company. Upgrading will provide enhanced liquidity and bring new visibility and investors into the company as we advance our platform of prepaid debt cards globally.”

Business Legal Advisors, LLC acted as the company’s OTCQX sponsor.

About BlueOne Card, Inc.

BlueOne Card, Inc. provides payout solutions and Prepaid MasterCards to consumers in the United States and Internationally. BlueOne Card, Inc. is a Financial Technology (FinTech) company focused on helping unbanked workers solve their payment and money transfer needs. The BlueOne Card is a secure card possessing quality features such as lock and unlock card access, and the dynamic CVV technology. BlueOne Prepaid MasterCards have zero liability, and are FDIC insured, thus making it reliable and safer than cash.The Company was incorporated in the State of Nevada in 2007.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX® Best Market, OTCQB® Venture Market and Pink® Open Market.

Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN and OTC Link NQB are each an SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC.

To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

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Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com